Exhibit 10.2

QUEST SOFTWARE, INC.

RESTRICTED STOCK UNIT GRANT NOTICE

(1999 STOCK INCENTIVE PLAN)

Quest Software, Inc. (the “Corporation”), pursuant to the Corporation’s 1999 Stock Incentive Plan (the “Plan”) and the Corporation’s Executive Incentive Plan (the “Executive Plan”), hereby grants to Participant a Restricted Stock Unit Award covering the number of restricted stock units (the “Restricted Stock Units”) set forth below (the “Award”). This Award shall be evidenced by this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Award Agreement attached hereto (the “Agreement”). This Award is subject to all of the terms and conditions as set forth herein, the Agreement, the Plan, and the Executive Plan, each of which is attached hereto.

Participant:	____________________________________________________
Date of Grant:	____________________________________________________
Vesting Commencement Date:	____________________________________________________
Number of Restricted Stock Units:	____________________________________________________
Payment for Common Stock:	Participant’s past services to the Corporation

Vesting Schedule: The Restricted Stock Units shall vest with respect to: (i) 33.3% of the Restricted Stock Units on the first anniversary of the Vesting Commencement Date, (ii) 33.3% of the Restricted Stock Units on the second anniversary of the Vesting Commencement Date, and (iii) the balance of the Restricted Stock Units on the third anniversary of the Vesting Commencement Date.

Delivery Schedule: Delivery of one share of Common Stock for each Restricted Stock Unit which vests shall occur on the applicable vesting date, provided that delivery may be delayed as provided in Section 3 of the Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement, the Plan, and the Executive Plan. Participant acknowledges that this Award has been granted only after the shareholders of the Company have approved the Executive Plan at the Corporation’s 2008 Annual Meeting of Shareholders. Participant finally acknowledges that as of the Date of Grant, this Grant Notice, the Agreement, the Plan, and the Executive Plan set forth the entire understanding between Participant and the Corporation regarding the award of the Restricted Stock Units and the underlying Common Stock and supersede all prior oral and written agreements on that subject.

QUEST SOFTWARE, INC.	PARTICIPANT

By:
Signature		Signature

Title:	Date:

Date:

ATTACHMENTS: Agreement, the Plan, and the Executive Plan

QUEST SOFTWARE, INC.

1999 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), Quest Software, Inc. (the “Corporation”) has awarded you a Restricted Stock Unit Award pursuant to the Corporation’s 1999 Stock Incentive Plan (the “Plan”) and the Corporation’s Executive Incentive Plan (the “Executive Plan”), for the number of Restricted Stock Units as indicated in the Grant Notice (collectively, the “Award”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. Subject to adjustment and the terms and conditions as provided herein and in the Plan, each Restricted Stock Unit shall represent the right to receive one (1) share of Common Stock.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

1. NUMBER OF RESTRICTED STOCK UNITS AND SHARES OF COMMON STOCK.

(a) Should any change be made to the Common Stock subject to your Award by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, the Board shall appropriately and proportionally adjust the total number and/or class of securities issuable hereunder and the number and/or class of securities that vest on each vesting date pursuant to the Vesting Schedule set forth in your Grant Notice.

(b) Any additional Restricted Stock Units, shares of Common Stock, cash or other property that becomes subject to the Award pursuant to this Section 1 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and Common Stock covered by your Award.

(c) Notwithstanding the provisions of this Section 1, no fractional Restricted Stock Units or rights for fractional shares of Common Stock shall be created pursuant to this Section 1. The Board shall, in its discretion, determine an equivalent benefit for any fractional Restricted Stock Units or fractional shares that might be created by the adjustments referred to in this Section 1.

2. VESTING. The Restricted Stock Units shall vest, if at all, as provided in the Vesting Schedule set forth in your Grant Notice and the Plan, provided that vesting shall cease upon the termination of your Continuous Service.

3. DELIVERY OF SHARES OF COMMON STOCK.

(a) Subject to the provisions of this Agreement and the Plan, in the event one or more Restricted Stock Units vests, the Corporation shall deliver to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date.

However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Corporation.

(b) Notwithstanding the foregoing, in the event that you are subject to the Corporation’s Insider Trading Policy and any shares covered by your Award are scheduled to be delivered on a day (the “Original Delivery Date”) that does not occur during a “window period” applicable to you, as determined by the Corporation in accordance with such policy, then such shares shall not be delivered on such Original Delivery Date and shall instead be delivered on the first business day of the next occurring “window period” applicable to you but in no event later than the later of: (i) December 31st of the calendar year of the Original Delivery Date, or (ii) the fifteenth (15th) day of the third calendar month following the Original Delivery Date.

4. PAYMENT BY YOU. This Award was granted in consideration of your past services for the Corporation. Subject to Section 13 below, except as otherwise provided in the Grant Notice, you will not be required to make any payment to the Corporation (other than your services for the Corporation) with respect to your receipt of the Award, vesting of the Restricted Stock Units, or the delivery of the shares of Common Stock underlying the Restricted Stock Units.

5. DETRIMENTAL ACTIVITIES.

(a) If, at any time within the later of (i) twelve (12) months after you cease to remain in Service, or (ii) within twelve (12) months after you are delivered any shares of Common Stock pursuant to Section 3 of this Award, you engage in any Detrimental Activity (as defined below) then the Corporation may rescind this Award, in which case you shall pay to the Corporation or forfeit the amount of any Stock Gain (as defined below) realized or payment received as a result of this Award.

(b) For purposes of this Agreement, “Detrimental Activity” includes: (i) engaging or participating, directly or indirectly, in any business that is in competition with or adverse to the business of the Corporation in any manner whatsoever; (ii) soliciting or otherwise inducing the Corporation’s employees to leave the Corporation’s business or employ; or (iii) any other act of Misconduct (as such term is defined in the Plan); and “Stock Gain” means an amount equal to the aggregate Fair Market Value of the shares of Common Stock delivered to your pursuant to Section 3 as well as any shares of Common Stock held back to satisfy applicable federal and state withholding taxes pursuant to Section 13, without regard to any subsequent decrease or increase in the Fair Market Value of the shares of Common Stock.

6. SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award unless either (i) the shares of Common Stock are then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Corporation has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Corporation determines that such receipt would not be in material compliance with such laws and regulations.

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7. RESTRICTIVE LEGENDS. The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Corporation.

8. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of your Award. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Corporation, in a form satisfactory to the Corporation, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Agreement.

9. CHANGE IN CONTROL.

(a) Should a Change in Control occur during your period of Service, then any Restricted Stock Units at the time subject to your Award may be assumed by the successor Corporation (or parent thereof) or otherwise continue in full force and effect or may be replaced with a cash incentive program of the successor corporation (or parent thereof) which preserves the Fair Market Value of any shares of Common Stock underlying your Award at the time of the Change in Control and provides for subsequent payout of that value in accordance with the Vesting Schedule set forth in your Grant Notice. No accelerated vesting of the Restricted Stock Units shall occur in the event of such assumption or continuation of your Award or such replacement of the Award with a cash incentive program.

(b) In the event your Award is assumed in connection with a Change in Control or otherwise continued in effect, the Restricted Stock Units at the time subject to your Award shall be appropriately adjusted immediately after the consummation of such Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to your Restricted Stock Units immediately prior to the Change in Control would have been converted in consummation of the Change in Control had those shares of Common Stock actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. To the extent the holders of the outstanding Common Stock receive cash consideration for their Common Stock in the Change in Control, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the Restricted Stock Units subject to your Award, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control.

(c) If the Restricted Stock Units subject to your Award are not assumed or otherwise continued in effect under Sections 9(a) and 9(b) or replaced with a cash incentive program under Section 9(a), then those Restricted Stock Units will vest immediately prior to the consummation of the Change in Control. The shares of Common Stock subject to those vested Restricted Stock Units will be issued promptly to you pursuant to Section 3 (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in the Change in Control), subject to the Corporation’s collection of all applicable federal and state withholding taxes pursuant to Section 13.

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10. PARACHUTE PAYMENTS.

(a) If any payment or benefit you would receive in connection with a Change in Control from the Corporation or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Corporation shall cause to be determined, before any amounts of the Payment are paid to you, which of the following two alternative forms of payment would maximize your after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Corporation shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).

(b) If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and you shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Corporation approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant (i.e., earliest granted Stock Award cancelled last) unless you elect in writing a different order for cancellation.

(c) The accounting firm engaged by the Corporation for general tax purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Corporation is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Corporation shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Corporation shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(d) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Corporation within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Corporation) or such other time as requested by you or the Corporation. If the accounting firm determines that no Excise Tax is payable with

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respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Corporation with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Corporation.

11. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Corporation, a Parent, or a Subsidiary, or on the part of the Corporation, a Parent, or a Subsidiary to continue such service. In addition, nothing in your Award shall obligate the Corporation or any Affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an Employee, consultant, or a non-employee member of board of directors of the Corporation, a Parent, or a Subsidiary.

12. UNSECURED OBLIGATION. Your Award is unfunded, and even as to any Restricted Stock Units which vest, you shall be considered an unsecured creditor of the Corporation with respect to the Corporation’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Corporation with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued to you pursuant to Section 3 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Corporation with respect to the Common Stock so issued. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Corporation or any other person.

13. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of Common Stock pursuant to your Award, or at any time thereafter as requested by the Corporation, you hereby authorize any required withholding from the Common Stock issuable to you and otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Corporation, a Parent, or a Subsidiary which arise in connection with your Award (the “Withholding Taxes”). If expressly permitted by the Corporation, you may direct the Corporation to withhold shares of Common Stock with a Fair Market Value (measured as of the date shares of Common Stock are delivered pursuant to Section 3) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b) Unless the tax withholding obligations of the Corporation, a Parent, or a Subsidiary are satisfied, the Corporation shall have no obligation to deliver to you any Common Stock.

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(c) In the event the Corporation’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Corporation’s withholding obligation was greater than the amount withheld by the Corporation, you agree to indemnify and hold the Corporation harmless from any failure by the Corporation to withhold the proper amount.

14. NOTICES. Any notices required to be given or delivered to the Corporation under the terms of this Award shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to you shall be in writing and addressed to your address as on file with the Corporation at the time notice is given. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

15. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16. AMENDMENT. This Agreement may be amended only by a writing executed by the Corporation and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Corporation by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Corporation reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which has not been delivered to you in Common Stock pursuant to Section 3.

17. MISCELLANEOUS.

(a) The rights and obligations of the Corporation under your Award shall be transferable by the Corporation to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Corporation’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Corporation to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

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(e) All obligations of the Corporation under the Plan and this Agreement shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

18. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. The Corporation shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Corporation, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

19. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan and the Executive Plan) sponsored by the Corporation, a Parent, or a Subsidiary except as such plans otherwise expressly provide. The Corporation expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Corporation, a Parent, or a Subsidiary.

20. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

21. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

22. OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a prospectus providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Corporation’s Insider Trading Policy.

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This Restricted Stock Unit Award Agreement shall be deemed to be signed by the Corporation and you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.

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